UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 21, 2005

Cabot Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5667	04-2271897
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Two Seaport Lane, Suite 1300, Boston, Massachusetts		02210-2019
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-345-0100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2005, Cabot Corporation ("Cabot") announced that Jonathan P. Mason will join Cabot as Chief Financial Officer on January 12, 2006. The information set forth under Item 5.02(c) of this report regarding Mr. Mason’s employment arrangements is incorporated into this Item 1.01 by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 21, 2005, Cabot Corporation ("Cabot") announced that Jonathan P. Mason will join Cabot as Chief Financial Officer on January 12, 2006. A copy of Cabot’s news release making this announcement is attached as Exhibit 99 to this report.

Mr. Mason, 47, has served as Vice President of Finance and Treasurer of International Paper, a global forest products, paper and packaging company since March of 2005. From 2000 to March 2005, Mr. Mason was Chief Financial Officer of Carter Holt Harvey, a global paper company in Auckland, New Zealand that was partially owned by International Paper until recently. From 1990 to 2000, Mr. Mason held various finance and business development positions at International Paper and its subsidiaries. Before joining International Paper, Mr. Mason worked for ExxonMobil between 1985 and 1990 in various roles in the Treasury Department. Mr. Mason earned a B.A. from Beloit College in Wisconsin and an M.A. and M.B.A. from Yale University in Connecticut.

Mr. Mason does not have a written employment agreement and his compensation arrangements will be determined annually by the Compensation Committee of Cabot's Board of Directors. Under the terms of his initial employment arrangement with Cabot, Mr. Mason will receive an annual base salary of $350,000; a signing bonus in the amount of $130,000, with $70,000 payable upon his start date and $60,000 to be paid upon the completion of six months of service; and an award of 10,000 shares of Cabot restricted stock, with 3,333 shares vesting on May 25, 2006, 3,333 shares vesting on May 25, 2007 and the remaining 3,334 shares vesting on May 26, 2008. Mr. Mason was given the option to receive a portion of the restricted stock award in cash at a price of $35.00 per share. Mr. Mason elected to receive cash in lieu of the shares vesting on May 25, 2006 and May 25, 2007 and the cash payments will be made at the time the shares would have otherwise vested. If Mr. Mason voluntarily resigns from Cabot before an applicable vesting date, he will forfeit the non-vested portion of the award. If Mr. Mason’s employment is terminated as a result of or in connection with a change in the Chairman and CEO, Cabot will pay him 12 months of his base salary as severance, provided that the termination is not for cause or the result of gross misconduct. This severance arrangement will exist for 24 months from his date of hire.

Mr. Mason is also eligible to participate in the following programs available to certain Cabot employees or executive officers: Cabot's annual cash bonus program beginning with program year 2006; the long-term equity incentive plan beginning with plan year 2006; the Deferred Compensation Plan; the Retirement Savings Plan and Supplemental Retirement Savings Plan; the Cash Balance Plan and Supplemental Cash Balance Plan; the Death Benefit Protection Plan; and the Senior Management Severance Protection Plan. Under the Senior Management Severance Protection Plan, in case of a change in control, a participant whose employment with Cabot terminates within three years after the change in control other than for cause, disability, death, a termination initiated by the participant without good reason or certain other specified reasons, is entitled to a severance benefit. The severance benefit is two times the participant’s annual cash compensation (salary plus bonus).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cabot Corporation

December 22, 2005	By:	/s/ Kennett F. Burnes

Name: Kennett F. Burnes
Title: Chairman of the Board, President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99	Press release issued by Cabot Corporation on December 21, 2005 announcing that Jonathan P. Mason will join Cabot as Chief Financial Officer on January 12, 2006.